MAIDENFORM BRANDS, INC. REPORTS FIRST QUARTER 2009 RESULTS AND RAISES FULL YEAR OUTLOOK FOR 2009

•	Earnings per share of $0.26

•	Net sales increased 16.4%

•	Wholesale segment net sales increased 19.3%

•	Shapewear net sales increased 21.1%

•	Selling, general and administrative expenses declined 1.9%

Iselin, New Jersey, May 13, 2009—Maidenform Brands, Inc. (NYSE: MFB), a global branded marketer of intimate apparel, today reported first quarter 2009 net sales of $114.2 million, an increase of 16.4% from the first quarter of 2008, driven by strength in its core businesses and sales of products based on the Company’s patent-pending Total SolutionTM technology to a specialty retailer and the launch of its Donna Karan® and DKNY® licensed brands.  Reported earnings per share (EPS) of $0.26 for the first quarter of 2009 were flat with EPS of $0.26 in the first quarter of 2008.

Maurice S. Reznik, Chief Executive Officer, stated, “Our strategy to deliver quality and value to our customers across every channel, category and brand is working.  During the quarter, we launched Donna Karan® and DKNY® licensed brands, expanded our Custom LiftTM franchise, drove significant market share increases in the mass merchant channel, introduced the marketplace to our Total SolutionTM collection with a specialty retailer, and invested aggressively with our retail partners to increase inventory productivity.”

“While the marketplace and economy remain challenging, we believe our relentless focus on customers, innovation, channel diversification and growing our shapewear businesses, combined with our disciplined investment and inventory management practices will enable us to grow overall market share and deliver greater value for our customers, retail partners and our shareholders in the months and quarters ahead.”

Financial Results for First Quarter 2009 versus First Quarter 2008

Net sales for the first quarter of 2009 increased $16.1 million, or 16.4%, to $114.2 million.  Wholesale segment net sales in the first quarter of 2009 increased $16.7 million, or 19.3%, to $103.3 million. Total international net sales, which are included in the wholesale segment, decreased $1.0 million, or 12.5%, to $7.0 million.  Retail segment net sales decreased $0.6 million, or 5.2%, to $10.9 million in the first quarter of 2009.

The Company's net sales performance by channel of distribution is highlighted in Exhibit 1 to this press release.

Wholesale Segment

Department Stores and National Chain Stores
Net sales for the department stores and national chain stores channel decreased $4.3 million, or 8.9%, to $44.1 million in the first quarter of 2009.  This decrease reflected the weakness in this channel as a result of the global economic slowdown, along with promotional activities with retail partners to increase inventory productivity and lost sales associated with customer bankruptcies filed in the second half of 2008.  During the quarter, the Company launched its licensed brands Donna Karan® and DKNY®.

Mass Merchants
Mass merchant channel net sales increased $9.0 million, or 29.7%, to $39.3 million in the first quarter of 2009.  Key drivers of this increase included the expansion of Maidenform’s Sweet Nothings®  brand in the shapewear and bra categories, the addition of a new program with a warehouse customer and ongoing replenishment of the Company’s InspirationsTM brand which launched in the second quarter of 2008.

Other
Net sales in the other channel increased $12.0 million, or 151.9%, to $19.9 million in the first quarter of 2009 primarily from the introduction of products based on the Company’s patent-pending Total SolutionTM technology with a specialty retailer and higher sales to off-price retailers.

Retail Segment

Total retail segment net sales decreased $0.6 million in the first quarter of 2009 with same store sales down 8.4% at Maidenform’s retail outlet stores, resulting largely from reduced customer traffic and weakness in the overall economy.  Internet sales were up $0.1 million, or 8.3%, to $1.3 million.  Maidenform had 77 retail outlet stores as of the end of the first quarter of 2009 compared to 78 retail outlet stores in the same period of 2008.

As a percentage of net sales, consolidated gross margins decreased 670 basis points to 32.0%.  The majority of this decrease was a result of increased promotional activity to drive inventory productivity, and the mix of customers and products, including a higher percentage of net sales from the Company’s lower margin other and mass merchant channels and lower net sales from its retail segment.

Consolidated selling, general and administrative expenses (SG&A) decreased $0.5 million, or 1.9%, to $25.9 million in the first quarter of 2009 largely due to managed cost reductions across most operating departments.  Partially offsetting this decrease in SG&A were expenses associated with the Company’s licensed brands Donna Karan® and DKNY®, which were not in the same period in 2008.  As a percentage of net sales, SG&A was 22.7% in the first quarter of 2009 compared to 26.9% in the first quarter of 2008.

Due to all of the factors described above, operating income in the first quarter of 2009 was $10.6 million, or 9.3% of net sales, compared to $11.6 million, or 11.8% of net sales, in the first quarter of 2008.

Net interest expense in the first quarter of 2009 was $0.7 million compared to $1.2 million in the first quarter of 2008.  The decrease was a combination of a lower average interest rate and lower average debt outstanding in the first quarter of 2009 when compared to the same period in 2008.

The Company’s effective income tax rate for the first quarter of 2009 was 39.4% compared to 41.8% in the first quarter of 2008, with the decrease in rate related to reductions in taxes on income from foreign operations.

Net income for both the first quarter of 2009 and 2008 was $6.0 million and EPS was $0.26.

Total cash and cash equivalents at the end of the first quarter of 2009 was $26.3 million compared to $10.7 million at the end of the first quarter of 2008.  The Company’s debt outstanding was $88.1 million as of April 4, 2009 versus $89.5 million as of March 29, 2008.  Net debt totaled $61.8 million at the end of the first quarter of 2009, with no material maturities until 2014.

Financial Performance Guidance for 2009:

Second Quarter Outlook:

•	Net sales for the second quarter are expected to be flat to up in the low single digits percentage range over last year.
•
Gross margin rates are anticipated to be in the mid-30 percent range, reflecting an increase in promotional activities versus 2008 and change in the Company’s channel mix with reduced department store and chain and retail store sales, and increased sales in the mass merchant channel and to off-priced and specialty retailers.

•	SG&A is expected to increase in the low to mid single digits percentage range over 2008 including expenses for its Donna Karan® and DKNY® investments.
•	EPS is expected to be in the range of $0.21 to $0.25.

Full Year Trend:

•	Net sales are expected to increase in the low single digits percentage range in the second half of 2009 versus the second half of 2008.
•	Full year net sales are expected to increase in the mid single digits percentage range over 2008.
•
Gross margin rates are anticipated to be in the mid-30 percent range for the year, reflecting an increase in promotional activities versus 2008 and change in the Company’s channel mix with reduced department store and chain and retail store sales, and increased sales in the mass merchant channel and to off-priced and specialty retailers.

•
The Company will continue to control its spending and its costs will increase only modestly, as expense reduction actions will partially offset increased costs for a full year of spending relating to its Donna Karan® and DKNY® businesses, targeted investments in product development and for replenishment of incentive plan provisions.

•	EPS for the full year 2009 is expected to be in the range of $1.00 to $1.10 versus the Company’s prior guidance of EPS in the range of $0.90 to $1.00, and reported EPS of $1.05 for full year 2008.

Conference Call Information
Maidenform will host a conference call and webcast this morning, Wednesday, May 13, 2009 at 8:30 am ET to discuss its first quarter 2009 results, in addition to providing an update on its business.  The conference call telephone number is (866) 578-5784 and the passcode is “Maidenform.”  The conference call will be simultaneously webcasted and can be accessed via the investor relations page of Maidenform’s website at www.maidenformbrands.com.  A dial-in replay of this event will be available through May 27, 2009 and will be hosted on the Company’s website for a limited time.  The replay telephone numbers are (888) 286-8010 or (617) 801-6888.  The replay passcode is 10574552.

About Maidenform Brands, Inc.
Maidenform Brands, Inc. is a global intimate apparel company with a portfolio of established and well-known brands, top-selling products and an iconic heritage. Maidenform designs, sources and markets an extensive range of intimate apparel products, including bras, panties and shapewear.  During its 86-year history, Maidenform has built strong equity for its brands and established a solid growth platform through a combination of innovative, first-to-market designs and creative advertising campaigns focused on increasing brand awareness with generations of women.  Maidenform sells its products under some of the most recognized brands in the intimate apparel industry, including Maidenform®, Flexees®, Lilyette®, Control It!TM, LulehTM, Sweet Nothings®, Rendezvous®, Subtract®, Bodymates®, Self Expressions® and InspirationsTM. Maidenform products are currently distributed in approximately 60 countries and territories outside the United States.

Maidenform Contact:
Chris Vieth
Chief Operating Officer & Chief Financial Officer
(732) 621-2101 or cvieth@maidenform.com

Forward Looking Statement: This press release contains forward-looking statements relating to future events and the Company’s future performance within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding our expectations, beliefs, intentions or future strategies that are signified by the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects” or similar words or phrases, although not all forward-looking statements contain such identifying words.  All forward-looking statements included in this press release are based on information available to the Company on the date hereof.  It is routine for the Company’s internal projections and expectations to change as the year or each quarter in the year progress, and therefore it should be clearly understood that the internal projections and beliefs upon which the Company bases its expectations may change prior to the end of each quarter or the year.  Although these expectations may change, the Company is under no obligation to inform you if they do.  Actual events or results may differ materially from those contained in the projections or forward-looking statements.

The following factors, among others, could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements: the worldwide apparel industry may continue to be harmed by the current global economic downturn, the unprecedented conditions in the financial and credit markets may affect the availability and cost of our funding, the Company’s growth cannot be assured and any growth may be unprofitable; potential fluctuations in our results of operations or rate of growth; our dependence on a limited number of customers; the Company has larger competitors with greater resources; retail trends in the intimate apparel industry, including consolidation and continued growth in the development of private brands, resulting in downward pressure on prices, reduced floor space and other harmful changes; failure to anticipate, identify or promptly react to changing trends, styles, or consumer preferences; the Company’s credit agreement could limit growth opportunities; external events that disrupt the Company’s supply chain, result in increased cost of goods or an inability to deliver its products; events which result in difficulty in procuring or producing products on a cost-effective basis; increases in the prices of raw materials; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; foreign currency exposure; and the sufficiency of cash to fund operations and capital expenditures.

This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements.  Readers are referred to the reports and documents filed from time to time by the Company with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements.

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(unaudited)

	April 4, 2009	January 3, 2009
Assets
Current assets
Cash and cash equivalents	$26,294	$43,463
Accounts receivable, net	63,171	38,974
Inventories	69,200	65,039
Deferred income taxes	11,765	11,837
Prepaid expenses and other current assets	10,218	13,852
Total current assets	180,648	173,165
Property, plant and equipment, net	19,190	19,577
Goodwill	7,162	7,162
Intangible assets, net	97,068	97,358
Other non-current assets	922	982
Total assets	$304,990	$298,244

Liabilities and stockholders’ equity
Current liabilities
Current portion of long-term debt	$1,100	$1,100
Accounts payable	31,607	31,667
Accrued expenses and other current liabilities	20,279	19,476
Total current liabilities	52,986	52,243
Long-term debt	86,975	87,250
Deferred income taxes	24,564	24,252
Other non-current liabilities	14,488	14,841
Total liabilities	179,013	178,586

Stockholders’ equity
Preferred stock - $0.01 par value; 10,000,000 shares authorized
and none issued and outstanding	-	-
Common stock - $0.01 par value; 100,000,000 shares authorized;
23,488,357 shares issued and 22,501,206 outstanding at April 4, 2009
and 23,488,357 issued and 22,496,003 outstanding at January 3, 2009	235	235
Additional paid-in capital	60,959	60,567
Retained earnings	84,239	78,246
Accumulated other comprehensive loss	(5,547)	(5,408)
Treasury stock, at cost (987,151 shares at April 4, 2009 and
992,354 shares at January 3, 2009)	(13,909)	(13,982)
Total stockholders’ equity	125,977	119,658
Total liabilities and stockholders’ equity	$304,990	$298,244

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts)
(unaudited)

	Three months ended
	April 4, 2009	March 29, 2008

Net sales	$114,233	$98,106
Cost of sales	77,711	60,140
Gross profit	36,522	37,966
Selling, general and
administrative expenses	25,968	26,403
Operating income	10,554	11,563

Interest expense, net	668	1,181
Income before provision
for income taxes	9,886	10,382
Income tax expense	3,893	4,343
Net income	$5,993	$6,039
Basic earnings per common share	$0.27	$0.27
Diluted earnings per common share	$0.26	$0.26
Basic weighted average number of
shares outstanding	22,496,630	22,358,220
Diluted weighted average number of
shares outstanding	23,388,542	23,422,197

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three months ended
	April 4, 2009	March 29, 2008
Cash flows from operating activities
Net income	$5,993	$6,039
Adjustments to reconcile net income to net cash
from operating activities
Depreciation and amortization	912	933
Amortization of intangible assets	290	290
Amortization of deferred financing costs	46	47
Stock-based compensation	443	321
Deferred income taxes	316	504
Excess tax benefits related to stock-based compensation	(13)	(16)
Bad debt expense	209	40
Net changes in operating assets and liabilities
Accounts receivable	(24,526)	(9,025)
Inventories	(4,242)	6,103
Prepaid expenses and other current and
non-current assets	(228)	79
Accounts payable	(57)	(9,952)
Accrued expenses and other current and
non-current liabilities	1,064	(3,212)
Income taxes payable	3,393	2,886
Net cash from operating activities	(16,400)	(4,963)
Cash flows from investing activities
Capital expenditures	(445)	(341)
Net cash from investing activities	(445)	(341)
Cash flows from financing activities
Term loan repayments	(275)	(275)
Proceeds from stock options exercised	11	7
Excess tax benefits related to stock-based compensation	13	16
Payments of employee withholding taxes related to equity awards	(2)	-
Payments of capital lease obligations	(50)	(27)
Net cash from financing activities	(303)	(279)
Effects of exchange rate changes on cash	(21)	(288)
Net increase in cash	(17,169)	(5,871)
Cash and cash equivalents
Beginning of period	43,463	16,602
End of period	$26,294	$10,731

Supplementary disclosure of cash flow information
Cash paid during the period
Interest	$968	$1,412
Income taxes	$59	$816

				Exhibit 1
MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
SALES BY CHANNEL OF DISTRIBUTION AND PRODUCT MIX
(in millions)
(unaudited)

	Three months ended
	April 4, 2009	March 29, 2008	$ change	% change
Department stores and
national chain stores	$44.1	$48.4	$(4.3)	-8.9%
Mass merchants	39.3	30.3	9.0	29.7%
Other	19.9	7.9	12.0	151.9%
Total wholesale	103.3	86.6	16.7	19.3%

Retail	10.9	11.5	(0.6)	-5.2%

Total consolidated net sales	$114.2	$98.1	$16.1	16.4%

Our mix of products sold worldwide between bras, shapewear, and panties for the three months ended is summarized below:

	Three months ended
	April 4, 2009	March 29, 2008 (1)
Bras	65%	64%
Shapewear	29%	28%
Panties	6%	8%
	100%	100%

(1) Prior period amounts in this table have been reclassified to conform to the current year presentation.

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